Exhibit 99.1

               COVALENT REPORTS RESULTS FOR FIRST QUARTER 2005

    WAYNE, Pa., May 16 /PRNewswire-FirstCall/ -- Covalent Group, Inc. (Nasdaq: CVGR) today announced its financial results for the first quarter ended March 31, 2005. These results were generally in line with our previously stated expectations for the quarter.

    Net revenue for the first quarter of 2005 was $3.2 million, a decrease of $2.1 million as compared with the comparable prior year period. This change was the result of lower clinical trial activity during the first quarter of 2005 compared with the first quarter of 2004. Our first quarter 2005 net revenues grew sequentially by 21% compared with the fourth quarter of 2004 continuing a positive revenue trend which began in the fourth quarter of 2004.

    Net expenses for the quarter ended March 31, 2005, excluding the reimbursement for out of pocket expenses, were $3.3 million versus $5.3 million for the comparable prior year period, a decrease by approximately $2.0 million. This decrease was principally due to the combination of reduced direct expenses relating to a lower level of clinical trial activity and reduced selling, general and administrative expenses (SG&A) due principally to headcount reductions.

    Net loss for the first quarter of 2005 was $98 thousand or ($.01) per share compared to net income of $27 thousand or $0.00 (breakeven) per share for the comparable prior year period.

    Cash and cash equivalents were $5.2 million as of March 31, 2005 compared with $3.2 million as of December 31, 2004, an increase of $2.0 million. This increase resulted from cash provided from operating activities in the amount of $2.1 million.

    Our backlog was approximately $14 million as of March 31, 2005 compared to approximately $11 million as of March 31, 2004.

    Kenneth M. Borow, M.D., President and Chief Executive Officer commented, "Our first quarter financial results improved significantly compared to the last three quarters of 2004. We are especially pleased with the continued growth of our cash position and our strengthening balance sheet. As of March 31, 2005, compared to one year ago, our cash and cash equivalents have increased by $2.0 million while our backlog is up by $3 million."

    Dr. Borow continued, "As we move forward as a company, we believe that Covalent will continue to build upon its recent programmatic successes. We are confident that the financial issues relating to the completion of our legacy clinical trials that impacted negatively on our 2004 financial results are now behind us. Our results going forward will be based on the current book of business and backlog which is on much more favorable terms than the legacy studies. As such, I expect that 2005 will be a stronger year for the Company than was 2004. I believe that Covalent is very competitive for numerous new business opportunities that could significantly increase the amount of our 2005 new business awards. The anticipated result of our new business awards, our leaner cost structure, potential increases in backlog and more favorable mix of existing contracts should continue to reverse the trends that affected our financial performance in 2004."

    Dr. Borow concluded, "We recognize the need to strengthen our company with additional resources to resume and sustain growth. We are continuing to evaluate, as we have done in the past, potential growth strategies including organic growth as well as mergers and acquisitions with other companies. We believe that it is important for us to have a broader global 'footprint,' especially in Central and Eastern Europe, in order to help convert business development opportunities into signed contracts. We believe that offering our current and prospective clients the combination of our proven programmatic development capabilities and a more robust global infrastructure will result in increased company growth and improved shareholder value. We are committed to our strategic goals and look forward to a significant improvement in operating results for the remainder of 2005."

    Covalent Group will hold a conference call Tuesday, May 17, 2005 at 9:00 a.m. ET to discuss first quarter results. To participate in the live call by telephone, please dial (888) 289-0494 from the U.S., or for international callers, please dial (913) 981-5520. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's Web site at http://www.covalentgroup.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download, and install any necessary audio software.

    A webcast audio replay will be available on the Company Web site for 30 days through Thursday, June 16, 2005. A telephone audio replay will also be available for 10 days through Friday, May 27, 2005, by dialing (888) 203-1112 from the U.S., or (719) 457-0820 for international callers, and entering confirmation code 5618459.

    About Covalent Group
    Covalent Group is a clinical research organization that is a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their clinical trials. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, biologics, gene therapy, immunology, neurology, oncology, infectious diseases, gastroenterology, dermatology, hepatology, womens' health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its application of innovative technologies, therapeutic expertise and commitment to quality offer its clients a means to more quickly and cost effectively develop products through the clinical trial process. With its wholly-owned international subsidiary, Covalent Group, Ltd., as well as its Strategic Partners operating in various regions around the world, Covalent is able to meet the global drug development needs of its clients.

    This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company's future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials; (iii) the termination, delay or cancellation of clinical trials; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; and
(x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties. Additional information concerning factors that could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2004 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group's investor relations department.

     Investor Relations Contact:     Lawrence Hoffman, CPA, Esq.
                                     CFO, Covalent Group, Inc.
                                     (610) 975-9533
     Contact us on-line:             http://www.covalentgroup.com

                              Covalent Group, Inc.
                      Consolidated Condensed Balance Sheets

                                              March 31,   December 31,
                                                2005          2004
                                            ------------  ------------
    Assets
    Current Assets
       Cash and cash equivalents            $  5,238,881  $  3,165,986
       Restricted cash                           147,088       145,612
       Accounts receivable, less
        allowance of $40,000                   2,810,817     5,209,950
        at March 31, 2005 and
        December 31, 2004
       Prepaid expenses and other                334,874       158,287
       Prepaid taxes                           1,114,463     1,132,315
       Costs and estimated earnings
        in excess of related billings
        on uncompleted contracts               1,081,183     1,667,947
          Total Current Assets                10,727,306    11,480,097

    Property and Equipment, Net                1,214,075     1,321,139

    Other Assets                                  21,665        21,665

    Total Assets                            $ 11,963,046  $ 12,822,901

    Liabilities and Stockholders' Equity
    Current Liabilities
       Accounts payable                     $  1,240,912  $  1,101,788
       Accrued expenses                          439,073       392,385
       Obligations under capital leases           24,335        23,709
       Billings in excess of related
        costs and estimated earnings on
        uncompleted contracts                  1,149,774     1,770,275
       Customer advances                         786,482     1,080,469
          Total Current Liabilities            3,640,576     4,368,626

    Long Term Liabilities
       Obligations under capital leases           56,985        63,309
       Other liabilities                         552,625       581,710
          Total Long Term Liabilities            609,610       645,019
    Total Liabilities                          4,250,186     5,013,645

    Stockholders' Equity
       Common stock,  $.001 par value
        25,000,000 shares authorized,
        13,499,534 and 13,495,534 shares
        issued and outstanding
        respectively                              13,499        13,496
       Additional paid-in capital             12,024,958    12,017,822
       Accumulated deficit                    (4,031,849)   (3,933,377)
       Accumulated other comprehensive
        income                                   165,226       170,289
          Less:                                8,171,834     8,268,230
              Treasury stock, at cost,
               152,932 shares                   (458,974)     (458,974)
          Total Stockholders' Equity           7,712,860     7,809,256

    Total Liabilities and Stockholders'
     Equity                                 $ 11,963,046  $ 12,822,901

                              Covalent Group, Inc.
                 Consolidated Condensed Statements of Operations

                                                     Three months ended
                                                          March 31,
                                               -----------------------------
                                                  2005              2004
                                               -----------       -----------

         Net revenue                           $ 3,213,529       $ 5,282,585
         Reimbursement revenue                     674,272         1,640,133

    Total Revenue                                3,887,801         6,922,718

    Operating Expenses
        Direct                                   2,042,768         3,675,580
        Reimbursement out-of-pocket expenses       674,272         1,640,133
        Selling, general and administrative      1,146,339         1,323,460
        Depreciation and amortization              137,525           253,880

    Total Operating Expenses                     4,000,904         6,893,053

    Income (Loss) from Operations                 (113,103)           29,665

         Interest Income                            17,108               757
         Interest Expense                           (2,477)           (2,828)

    Net Interest Income (Expense)                   14,631            (2,071)

    Income (Loss) before Income Taxes              (98,472)           27,594

    Income Tax Provision                               -                 489

    Net Income (Loss)                          $   (98,472)      $    27,105

    Net Income (Loss) per Common Share

    Basic                                      $     (0.01)      $      0.00
    Diluted                                    $     (0.01)      $      0.00

    Weighted Average Common and Common
     Equivalent Shares Outstanding
    Basic                                       13,344,202        13,085,410
    Diluted                                     13,344,202        13,229,007

SOURCE  Covalent Group, Inc.
    -0-                             05/16/2005
    /CONTACT: Investor Relations - Lawrence Hoffman, CPA, Esq., CFO of Covalent Group, Inc., +1-610-975-9533/
    /Web site:  http://www.covalentgroup.com /